QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

BANCORP HAWAII, INC.
KEY EXECUTIVE SEVERANCE PLAN

        l.      Purpose.    The purpose of this Plan, which takes effect as of April 27, 1983, is to assure Bancorp Hawaii, Inc. ("Bancorp") that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives of Bancorp and its subsidiary, Bank of Hawaii, notwithstanding the possibility or occurrence of a bid to take over control of Bancorp. In the event that Bancorp receives any such bids, the Board of Directors believes it imperative that Bancorp and its shareholders be able to rely upon such key executives to continue in their positions so that business will be unaffected and such key executives will be available to advise, if asked, as to whether such bids would be in the best interests of Bancorp and its shareholders, and to take such actions as the Board might deem appropriate, without concern that those individuals might be distracted by the personal uncertainties and risks created by such a bid.

        2.     Plan Participants.    Participants under this Plan shall consist of those executives of Bancorp and its subsidiary, Bank of Hawaii (the "Bank"), who are from time to time designated by the Board of Directors (acting on the advice of the Compensation Committee of the Board) as "key executives" to be included within this Plan. A Participant whom the Board determines has ceased to be a "key executive" for purposes of this Plan shall cease to be a Participant in the Plan when notified in writing by the Board of such determination; provided, however, a determination that a Participant has ceased to be such a key executive may not be made, and if made shall have no effect, (i) during any period of time when Bancorp has knowledge that any third party has taken steps reasonably calculated to effect a Change of Control (as defined herein) until, in the opinion of the Board, such third party has abandoned or terminated its efforts to effect a change of control or (ii) within two years after a Change of Control.

        3.     Severance Agreements.    A Severance Agreement shall be executed by Bancorp and each Participant and shall provide for the following benefits in the event of termination of the Participant's employment with Bancorp or the Bank for any reason (whether voluntary or involuntary, other than as a consequence of death, disability, or retirement at or after the normal retirement date under the Employees' Retirement Plan of Bank of Hawaii (the "Retirement Plan")) within two years after a Change of Control: (i) a cash payment will be mace in an amount equal to three times the Participant's highest compensation (consisting of salary, bonuses and incentive compensation) paid or payable for any 12 consecutive month period during the three years immediately preceding such termination; (ii) special, unfunded, nonqualified retirement benefits for those Participants who would have qualified for benefits under the Retirement Plan if they had remained in the employ of Bancorp or the Bank for an additional period of three years; (iii) other fringe benefits which the Executive received immediately prior to such termination will be continued, or equivalent benefits will be provided, for a period of three years following termination; and (iv) such other arrangements will be made as the Board of Directors deems appropriate.

        4.     Options and Rights.    In the event of a Change of Control of Bancorp, outstanding stock options and stock appreciation rights, if any, will become immediately exercisable for a period of 30 days following the date of such Change of Control.

        5.     Additional Terms.    The Severance Agreement to be entered into pursuant to this Plan may contain such other terms and conditions not inconsistent with this Plan as shall be determined by the Board of Directors.

        6.     Non-Assignability.    Each Participant's rights under this Plan shall be non-transferable except by will or the laws of descent and distribution.

        7.     Definition of Change of Control.    A "Change of Control" shall be deemed to have taken place if: (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of stock of Bancorp having 25% or more of the total number of votes that may be cast for the election of directors of Bancorp; or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of Bancorp before the transaction shall cease to constitute a majority of the Board of Directors of Bancorp or any successor to Bancorp; or (iii) a majority of the Board of Directors determines in good faith that a "Change of Control" is imminent.

        8.     Plan Funding.    The Plan shall not be funded. Neither Bancorp nor the Board of Directors shall be required to segregate any assets with respect to benefits under the Plan. Neither Bancorp nor the Directors shall be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of Bancorp to any Participant with respect to any benefit shall be based solely upon any contractual obligations created by the Plan and the related Severance Agreement, and no obligation under the Plan shall be deemed to be secured by any pledge or any encumbrance on any property of Bancorp, the Bank, or any subsidiary of either.

        9.     Termination and Amendment of this Plan.    The Board of Directors of Bancorp shall have power at any time, in its discretion, to amend or terminate this Plan, in whole or in part; provided, however, that no amendment or termination shall alter the obligations of Bancorp under any Severance Agreement previously entered into pursuant to this Plan.

QuickLinks

BANCORP HAWAII, INC. KEY EXECUTIVE SEVERANCE PLAN